Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-1 (File No. 333-294685) and Form F-3 (File No. 333-296754) of our report dated August 7, 2026, with respect to the consolidated financial statements of Cellyan Biotechnology Co., Ltd and its subsidiaries, appearing in this Annual Report on Form 20-F for the year ended March 31, 2026.

/s/ Onestop Assurance PAC

Singapore

August 7, 2026